Exhibit 99.1

Peter Guber Retires From Digital Turbine Board of Directors

Agrees to Six Month Lock-up of Holdings

Austin, TX – August 14, 2015 – Digital Turbine, Inc. (Nasdaq: APPS), the Company empowering operators and Original Equipment Manufacturers (“OEMs”) around the globe with end-to-end mobile solutions, today announced that Peter Guber has retired from its board of directors in conjunction with his resignation from his other public company board. Mr. Guber had been a director since August 2007, and served as chairman of the board until January 2015. His resignation was effective August 10, 2015. As part of his resignation, Mr. Guber has agreed to a six-month lock-up of his holdings of Digital Turbine common stock.

“Peter has played an invaluable role on our board over the last eight years with his world-class media and entertainment experience helping to guide us through a critical period of formation and transformation for Digital Turbine,” said Bill Stone, CEO. “We are grateful for his guidance and steadfast presence, and we wish him well in his future endeavors.”

Mr. Guber stated, “Because of my increasing involvement in my various business interests, I regret that I must resign as a director of Digital Turbine. I am very proud of the progress made by Digital Turbine during the last several years. I am enthusiastic and supportive of the company’s strategy and look forward to its continued growth.”

The board will seek a new independent director with industry expertise to replace Mr. Guber.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, app advertisers, device OEMs and other third parties to enable them to effectively monetize mobile content and acquire higher value user acquisition. The company’s products include DT Ignite™, a mobile device management solution with targeted app distribution capabilities, DT IQ™, a customized user experience and app discovery tool, DT Marketplace™, an application and content store, and DT Pay™, a content management and mobile payment solution, DT Media, an advertiser solution for unique and exclusive carrier inventory, and Appia, a leading worldwide mobile user acquisition network. Digital Turbine has delivered more than 100 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine’s solutions each month across more than 20 global operators. Headquartered in Austin, Texas with global offices in Durham, Berlin, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com or connect with Digital Turbine on Twitter at @DigitalTurbine.

For more information, contact:
Carolyn Capaccio/Sanjay M. Hurry

LHA

(212) 838-3777

SOURCE Digital Turbine, Inc.